Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made effective as of the 8th day of November, 2012 (the “Agreement Date”), by and among HENRY AMALGAMATED, LLC, an Indiana limited liability company, and HENRY AMALGAMATED II, LLC, an Indiana limited liability company, as their interests may appear, both having an address at 1030 East Washington Street, Indianapolis, Indiana 46202 (jointly, “Seller”), and ANGIE’S LIST, INC., a Delaware corporation, having an address at 1030 East Washington Street, Indianapolis, Indiana 46202 (“Purchaser”).

RECITALS:

Seller is willing to sell and convey to Purchaser and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to certain improved real properties located in Marion County, Indiana, which real properties are listed by common street addresses on Exhibit “A” attached hereto and incorporated herein and made a part hereof by this reference (the “Parcels”) and legally described on Exhibit A-1 attached hereto and incorporated herein and made a part hereof by this reference, together with all of Seller’s right, title and interest in and to the following: (a) all improvements, if any, located thereon, (b) all tenements, hereditaments, privileges and appurtenances belonging or in any way appertaining thereto, (c) any land lying in the bed of any street, road or right-of-way abutting, adjacent, contiguous, or adjoining the Parcels to the center line thereof, and (d) all recorded easements benefiting and appurtenant to the Parcels (all of the foregoing hereinafter collectively referred to as the “Real Property”), together with the Personal Property, Permits, Warranties, Third Party Reports and Other Intangible Property, as each such term is defined in paragraph 1 hereof (all of the foregoing hereinafter collectively referred to as the “Property”) and all of Seller’s right, title and interest in the Project Agreement (defined in paragraph 1 below).

A G R E E M E N T:

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound hereto, covenant and agree to the following terms and conditions:

1. Incorporation of Recitals and Definitions. The above and foregoing Recitals are incorporated herein and made a part of this Agreement as if fully set forth herein. The following capitalized terms shall have the meanings set forth in this paragraph 1 for all purposes under this Agreement:

“Bill of Sale and Assignment” shall mean a bill of sale and assignment containing a limited warranty of title from each Seller, substantially in the form of Exhibit B attached hereto and incorporated herein and made a part hereof by this reference, conveying the Personal Property and assigning the Permits, the Warranties, the Third Party Reports and Other Intangible Property to Purchaser (or its designee).

“Closing” shall mean the consummation of the Transaction between Seller and Purchaser as described in this Agreement on the Closing Date as more fully described in paragraph 11 below.

“Closing Date” shall mean the date mutually agreed to by Seller and Purchaser but shall not be later than November 9, 2012 (the “Outside Closing Date”), unless extended by mutual agreement of both parties hereto.

“Deed” shall mean a limited warranty deed from each Seller, substantially in the form of Exhibit C attached hereto and incorporated herein and made a part hereof by this reference, conveying the Real Property owned by each such Seller to Purchaser (or its designee).

“Earnest Money” shall mean the earnest money deposit of Sixty-two Thousand Five Hundred Dollars and No Hundredths Dollars ($62,500.00) which Purchaser shall deliver to Escrow Agent pursuant to paragraph 3(b) hereof and which shall be held by Escrow Agent subject to the terms and provisions of this Agreement and the Supplemental Escrow Agreement, together with all interest accrued thereon, and any additional deposits made by Purchaser pursuant to the terms hereof.

“Effective Date” shall mean (a) the date that Seller and Purchaser have both executed and delivered triplicate sets of this Agreement and the Supplemental Escrow Agreement to the Escrow Agent, along with Purchaser’s delivery of the Earnest Money to the Escrow Agent, both of which shall occur no later than three (3) business days after the Agreement Date; and (b) Escrow Agent has signed in counterparts this Agreement and the Supplemental Escrow Agreement and has notified both Seller and Purchaser of the effective date that Escrow Agent signed each of the counterparts of this Agreement and the Supplemental Escrow Agreement.

“Environmental Laws” shall mean (1) all environmental laws and regulations including, but not limited to, the Federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9602 et seq., the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. § 9671 et seq., the regulations promulgated from time to time thereunder, environmental laws administered by the Environmental Protection Agency or the Indiana Department of Environmental Management and similar laws and regulations of any other federal, state or local governmental organization or agency having jurisdiction over the Real Property or any portion thereof; and (2) any other federal, state or local laws, ordinances, statutes, codes, rules, regulations, orders, decrees, all common law, and other provisions relating to (w) pollution, (x) the protection or regulation of human health, safety, natural resources or the environment, (y) the treatment, storage, handling, transportation or disposal of Hazardous Materials, or (z) the emission, discharge, release or threatened release of Hazardous Materials into the environment.

“Escrow Agent” shall mean the Title Company, Attention Daniel D. Guynn Jr.

“Hazardous Materials” shall mean any chemicals, materials, substances and other matter regulated or referenced under or which has been, currently is or may hereafter be the subject of any Environmental Laws or is or may be harmful to human health or the environment including, but not limited to, molds, fungi, bacteria or other biological or similar organism; and (1) any “hazardous substance” as now or hereinafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. § 9601 et seq.) or any regulations promulgated under CERCLA; (2) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (“RCRA”) (42 U.S.C. § 6901 et seq.) or any regulations promulgated under RCRA; (3) any substance now or hereafter regulated by the Toxic Substances Control Act, as amended (“TSCA”) (15 U.S.C. § 2601 et seq.) or any regulations promulgated under TSCA; (4) petroleum, petroleum by-products, gasoline, diesel fuel, or other petroleum hydrocarbons; (5) asbestos and asbestos-containing material, in any form, whether friable or non-friable; or (6) polychlorinated biphenyls.

“Inspection Period” shall mean the period commencing on the Effective Date and continuing until 5:00 pm (Indianapolis time) on November 6, 2012.

“Inspection Period Expiration Date” shall mean the date that ends at 5 p.m. (Indianapolis time) on November 6, 2012.

“Other Intangible Property” shall mean all intangible personal property relating to the Real Property, other than the Personal Property, the Permits, the Warranties and the Third Party Reports.

“Personal Property” shall mean the tangible personal property and equipment located on or used in connection with the Real Property and specifically identified in Exhibit “D” attached hereto and incorporated herein.

“Permits” shall mean all transferable licenses, permits, authorizations, certificates of occupancy and development rights relating to the Real Property, if any.

“Project Agreement” shall mean that certain Project Agreement dated October, 2011, between the Consolidated City of Indianapolis (the “City”) and Purchaser, as subsequently assigned in that certain Assignment Agreement dated March 26, 2012 (the “Assignment Agreement”), by Purchaser, as assignor, to Henry Amalgamated II, LLC, as assignee.

“Purchase Price” shall mean the sum of Six Million Two Hundred Fifty Thousand Dollars and No Hundredths Dollars ($6,250,000.00).

“Purchaser’s Broker” shall mean Jones Lang LaSalle.

“Purchaser Closing Documents” shall mean the documents, instruments and other considerations Purchaser is required to deliver at Closing pursuant to paragraph 12(b) hereof.

“Purchaser’s Costs” shall mean any costs and expenses incurred by Purchaser in connection with the purchase of the Property pursuant to this Agreement, including, without limitation, the premiums charged by the Title Company for the Title Endorsements, 50% of the closing fees charged by the Title Company to close the Transaction, the commissions due the Purchaser’s Broker in this Transaction, Purchaser’s share of the cost of the Survey performed by the Surveyor, Purchaser’s attorneys’ fees and costs incurred by Purchaser in connection with the preparation and negotiation of this Agreement and the related Purchaser Closing Documents and other fees and costs incurred by professionals retained by Purchaser in connection with this Transaction.

“Purchaser’s Designated Representative” shall mean Robert R. Millard, CFO, who is referenced in paragraph 6 of this Agreement.

“Purchaser’s Use” shall mean the current use by Tenant of the portions of the Property leased to Tenant under the Tenant Lease.

“Reassignment of Project Agreement” shall mean the reassignment of the Project Agreement substantially in the form set forth in Exhibit “E” attached hereto and made a part hereof by this reference.

“Seller’s Broker” shall mean Summit Realty Group.

“Seller Closing Documents” shall mean the documents, instruments and other considerations Seller is required to deliver at Closing pursuant to paragraph 12(a) hereof.

“Seller’s Costs” shall mean any costs and expenses incurred by Seller in connection with the sale of the Property pursuant to this Agreement, including, without limitation, Seller’s costs for obtaining the Title Commitment, the Title Policy, all costs and expenses of (i) releasing existing loans and recording such releases and (ii) removing all Seller Encumbrances and recording such releases, 50% of the closing fees charged by the Title Company to close the Transaction, Seller’s share of the cost of the Survey prepared by the Surveyor, the commissions due the Seller’s Broker in this Transaction and Seller’s attorneys’ fees and costs incurred by Seller in connection with the preparation and negotiation of this Agreement and the related Seller Closing Documents and other fees and costs incurred by professionals retained by Seller in connection with this Transaction.

“Seller’s Designated Representative” shall mean Karl Northern, who is referenced in paragraph 6 of this Agreement.

“Seller Encumbrances” shall mean (i) any mortgage, security interests and other similar encumbrances created by, through, under or against Seller encumbering the Property or any part thereof, (ii) any mechanic’s liens arising by, through or under Seller encumbering the Real Property or any part thereof, (iii) any money judgment against Seller encumbering the Property or any part thereof, (iv) any Voluntary Encumbrance (as defined below), and (vi) any liens evidencing delinquent taxes or assessments encumbering the Property or any part thereof that are not otherwise payable by Tenant under the Tenant Lease.

“Supplemental Escrow Agreement” shall mean the Escrow Agreement required by the Title Company substantially in the form set forth in Exhibit “F” attached hereto and made a part hereof by this reference.

“Surveyor” shall mean Hahn Surveying Group, Inc.

“Surviving Obligations” shall mean the obligations of the parties under this Agreement, which obligations by their terms expressly survive the termination of this Agreement.

“Tenant” shall mean Angie’s List, Inc., a Delaware corporation, the tenant under the Tenant Lease.

“Tenant Lease” shall mean that certain Lease dated February 28, 2009, between Henry Amalgamated, LLC, as Lessor (“Lessor”), and Angie’s List, Inc. (formerly known as Brownstone Publishing, LLC), as Lessee, as amended from time to time.

“Tenant Lease Termination Agreement” shall mean the lease termination agreement terminating the Tenant Lease substantially in the form of Exhibit “G” attached hereto and made a part hereof by this reference.

“Third Party Reports” all of Seller’s right, title and interest in and to plans, specifications, engineering or environmental studies, or any other reports, surveys, or other materials prepared by third parties relating to the Real Property.

“Title Company” shall mean Fidelity National Title Insurance Company d/b/a Lawyers Title, 135 N. Pennsylvania Street, Suite 710, Indianapolis, Indiana 46204.

“Transaction” shall mean the transactions contemplated in this Agreement in connection with the sale and purchase of the Property between Seller and Purchaser.

“Warranties” shall mean all unexpired and transferable warranties and guaranties relating to the Property, if any.

2. Property to be Sold. Seller shall sell the Property to Purchaser and Purchaser shall purchase the Property from Seller, subject to the terms and conditions described in this Agreement.

3. Purchase Price and Manner of Payment.

(a) Purchase Price. Purchaser shall (i) pay to the Seller at Closing by federal wire transfer of immediately available funds the Purchase Price, less the Earnest Money, which shall be released by the Title Company to Seller and applied as part of the Purchase Price, and any other credits or reductions for which this Agreement provides.

(b) Earnest Money. Purchaser shall wire transfer the Earnest Money to Escrow Agent in immediately available funds no later than three (3) business days after the Agreement Date and each party hereto and Escrow Agent shall sign the Supplemental Escrow Agreement. The Earnest Money shall be invested by Escrow Agent in such obligations as are considered prudent to safeguard principal, earn interest and have funds available for disbursement when needed, and such interest shall be disbursed to the party which ultimately becomes entitled to the Earnest Money pursuant to the terms and conditions of this Agreement and the Supplemental Escrow Agreement. The Earnest Money shall be held by Escrow Agent for Purchaser’s and Seller’s benefit, subject to the terms and conditions of this Agreement and the Supplemental Escrow Agreement.

4. Title to Real Property. Subject to the provisions of this paragraph 4, the Property shall be sold by Seller to Purchaser free and clear of any and all liens, encumbrances, easements, and other matters affecting title to the Real Property (collectively, “Encumbrances”) except (a) the lien of taxes and assessments not yet due and payable, (b) Encumbrances caused by or arising from or through the acts or failures to act (where there was a duty to act) of Purchaser or its affiliates, employees, agents, officers, contractors, engineers or other representatives, or entered into or granted by Seller with the written consent of Purchaser, (c) the rights-of-way for public roads, and (d) such other Encumbrances as may be satisfactory or deemed satisfactory to Purchaser, as determined in accordance with this paragraph 4 (collectively, the “Permitted Encumbrances”).

(a) Commitment. On or before the Effective Date, Purchaser, at Seller’s cost and expense, obtained (i) a commitment (the “Commitment”) for an owner’s policy of title insurance (the “Title Policy”) issued by the Title Company, in which the Title Company agrees to insure for the full amount of the Purchase Price good and marketable title to the fee simple estate in the Real Property in the name of Purchaser, subject only to the Encumbrances described therein; and (ii) copies of all Encumbrances (the “Title Documents”). If the Closing occurs, Seller shall pay the premium for the Owner’s Title Policy, excluding any premiums for endorsements (other than endorsements which Seller elects to provide (and Purchaser is willing to accept) to cure or insure over any Unsatisfactory Exceptions or Unsatisfactory State of Facts (as those terms are defined in below in this paragraph 4). Purchaser shall pay the Title Company’s premiums for all other title endorsements (the “Title Endorsements”).

(b) Survey. On or before the Effective Date, Seller ordered from the Surveyor one or more surveys of the Real Property made in accordance with the Minimum Standard Detail Requirements meeting the then-current accuracy standards for ALTA/ACSM Land Title Surveys jointly adopted by ALTA, ACSM and NSPS, with any Optional Survey Responsibilities and Specifications from the ALTA/ACSM Table A (collectively, the “Survey”), which was certified to Purchaser, Seller, Title Company and Ice Miller LLP and contained a flood area certification. If Purchaser closes on its purchase of the Property, Purchaser shall share one-half of the cost of the Survey, but not to exceed Five Thousand No Hundredths Dollars ($5,000.00).

(c) Purchaser’s Exception Notice. On or before the Effective Date, Purchaser has given Seller written notice (“Purchaser’s Exception Notice”) of any exceptions enumerated in the Commitment and any state of facts shown on the Survey (or which would be shown on a survey appropriately prepared to ALTA/ACSM Land Title Survey Standards) which are unsatisfactory to Purchaser (collectively, “Unsatisfactory Exceptions” and “Unsatisfactory State of Facts” respectively). All Encumbrances of record and other exceptions enumerated in the Commitment and the state of facts shown on the Survey shall be deemed Permitted Encumbrances, unless described in the Purchaser’s Exception Notice; provided all Seller Encumbrances shall automatically be deemed Unsatisfactory Exceptions, Purchaser shall not be required to give a Purchaser’s Exception Notice with respect thereto, and Seller agrees to cause the same to be released at Closing out of the closing proceeds otherwise payable to Seller.

(d) Seller’s Exception Notice and Purchaser’s Cancellation Notice. Within five (5) business days after the Effective Date, Seller shall notify Purchaser in writing (“Seller’s Exception Notice”) which of the Unsatisfactory Exceptions and Unsatisfactory State of Facts,

Seller will, at its sole cost and expense, cause to be cured and eliminated no later than the Closing. Seller’s failure to timely notify Purchaser of which Unsatisfactory Exceptions and Unsatisfactory State of Facts will be cured by Seller by the Closing shall conclusively be deemed to constitute Seller’s election not to cure such Unsatisfactory Exceptions and Unsatisfactory State of Facts. If there are any Unsatisfactory Exceptions and Unsatisfactory State of Facts which Seller does not agree to cure and eliminate, then Purchaser, by notice to Seller (“Purchaser’s Cancellation Notice”) within five (5) business days after Seller’s Exception Notice, may terminate this Agreement and obtain the return of the Earnest Money; otherwise, such Unsatisfactory Exceptions and Unsatisfactory State of Facts which Seller has not agreed to cure shall be deemed Permitted Encumbrances and satisfactory to Purchaser.

(e) Unknown Title Defects. If, at or prior to Closing, Purchaser becomes aware of any title defect of public record that arose prior to the date of the Commitment, but was not disclosed in the Commitment, Purchaser shall notify Seller of such title defect and Seller shall have the right, within five (5) business days after receiving notice, to elect: (i) to cure the title defect at Seller’s cost and expense before Closing, or (ii) not to cure such defect. If Seller elects not to cure the title defect, then Purchaser, within five (5) business days after receipt of Seller’s written notification of its election, shall elect by written notice to Seller either to (1) waive the title defect and proceed with Closing, subject to the satisfaction of the other provisions of this Agreement, with no abatement of the Purchase Price, in which event such waived title defect shall be deemed to constitute part of the Permitted Encumbrances, or (2) terminate this Agreement, in which event, Purchaser shall be entitled to the immediate return of the Earnest Money, and each party’s rights and liabilities hereunder shall cease except for the Surviving Obligations. This paragraph 4(e) does not apply to any title defect actually known to Seller before the Effective Date of this Agreement and not reflected in the Commitment, the cure of which shall be Seller’s obligation, at Seller’s expense.

(f) Voluntary Encumbrances and Subsequently Arising Encumbrances. After the Effective Date and until the earlier of the termination of this Agreement or the Closing and except as permitted by this Agreement, Seller shall not enter into, or cause to be entered into, any agreement to further encumber the Real Property (e.g., an easement) (a “Voluntary Encumbrance”) without (i) providing written notice thereof to Purchaser along with a copy of the proposed agreement at least five (5) business days prior to entering into the proposed agreement, and (ii) the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed (provided, that, after the Inspection Period Expiration Date, Purchaser may withhold such consent in its sole discretion. All other Encumbrances first arising after the date of the Commitment (other than the lien of assessments and taxes not yet due and payable, Encumbrances caused by or arising from or through the acts or failures to act (where there was a duty to act) of Purchaser or its affiliates, employees, agents, officers, contractors, engineers or other representatives, or Encumbrances entered into or granted by Seller with the written consent of Purchaser) shall not be Permitted Encumbrances, and Seller shall cure and/or satisfy the same at or prior to Closing.

5. Due Diligence.

(a) Inspections. Purchaser and its employees, agents, representatives and contractors (“Purchaser Parties”) shall be permitted to enter upon the Real Property at any reasonable time and from time to time, at its sole cost and expense, during the Inspection Period (and continuing through Closing), to examine, inspect and investigate the Real Property and may perform any and all other analysis and investigations Purchaser desires in connection with determining the feasibility of acquiring the Real Property and consummating the Transaction contemplated herein, including, without limitation, any and all tests, inspections, reviews, assessments or evaluations of the Real Property, including without limitation inspections of all roofs, electrical, mechanical and structural elements, HVAC systems and other building systems, engineering, topographic, soils, zoning, flood plain and environmental inspections (including Phase I and/or Phase II environmental site assessments to be performed by an environmental consultant selected by Purchaser), and economic feasibility and financial availability analyses (collectively, the “Inspections”), as Purchaser deems necessary, desirable or appropriate in order to determine whether the Real Property is suitable for purchase by Purchaser. As used herein, the term “Phase I and/or Phase II environmental site assessments” includes Purchaser’s right to perform intrusive soil sampling/investigation to the land and improvements constituting the Real Property. Purchaser shall have until the Inspection Period Expiration Date to conduct its Inspections, in Purchaser’s sole discretion, to determine whether the Real Property is acceptable to Purchaser.

(b) Seller Deliveries. On or before the Effective Date, Seller delivered to Purchaser, copies of, to the extent the following items are in Seller’s possession or control, existing plans and specifications for the improvements, any environmental or seismic reports prepared by Seller and/or third parties, existing surveys of the Real Property, copies of the Tenant Lease, any warranties, service contracts, a list of and complete copies of all contracts that are in force and effect and pertain to all or any portion of the Property, all licenses and permits pertaining to any of the Property, copies of all bills issued for the most recent year for all real property taxes and personal property taxes, copies of all documents and notices received by Seller for any assessments relating to the Property, the most recently available utility bills pertaining to the Property, and a list of all known pending or threatened (in writing) claims, proceedings or legal actions instituted against the Property or Seller by reason of the Seller’s ownership or operation of the Property. All of the aforementioned delivered to Purchaser are referred to herein as the “Seller Deliveries.” Purchaser acknowledges receipt of the Seller Deliveries and understands and agrees that Seller makes no representations or warranties regarding the Seller Deliveries. Purchaser further acknowledges the Seller Deliveries may be inaccurate or incomplete and Purchaser relies on the Seller Deliveries at its own risk.

(c) Indemnification and Insurance. Purchaser agrees to indemnify Seller from and against any liability caused by the acts or omissions of Purchaser or the other Purchaser Parties with respect to the Property or with respect to personal injury or property damage arising from the acts or omissions of any of the Purchaser Parties. As a condition precedent to any access by Purchaser or the other Purchaser Parties, Purchaser shall: (i) obtain and maintain all Required Insurance (as defined below) and provide to Seller a copy of all certificates showing that Purchaser has obtained all Required Insurance; and (ii) cause its contractors to obtain workers compensation insurance and commercial general liability insurance in form and substance satisfactory to Seller and, shall cause its contractors to name Seller and its mortgagee, National Bank of Indianapolis, as additional insureds under such commercial general liability insurance.

(d) Right to Terminate and Release of Earnest Money. Purchaser may, for any or no reason, terminate this Agreement under this paragraph 5(d) by giving written notice of termination (“Termination Notice”) to Seller on or before the Inspection Period Expiration Date. If Purchaser does not send its Termination Notice on or before the Inspection Period Expiration Date, the Earnest Money shall be held by Escrow Agent until Closing, and shall be considered non-refundable, but applicable to the Purchase Price, except only in the event of a Seller Default and such other provisions of this Agreement that grant either Seller or Purchaser the right to terminate this Agreement and if so terminated, Purchaser is entitled to its Earnest Money. In the event that Purchaser elects to terminate this Agreement during the Inspection Period under this paragraph 5(d), the Escrow Agent shall disburse all the Earnest Money and all interest earned thereon to Purchaser, and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations, and the parties shall be released from any further liability hereunder, except for the Surviving Obligations.

(e) Survival of Paragraph 5(c) Obligations. The provisions of paragraph 5(c) shall be deemed Surviving Obligations that survive the Closing or any termination of this Agreement.

6. Seller’s Representations and Warranties. Each of Seller represents and warrants to Purchaser that the following statements are now true and correct as of the Agreement Date and will be true and correct on the Closing Date:

(a) Organization and Authorization. Seller is a limited liability company duly organized and existing and in good standing under the laws of the State of Indiana and duly qualified to transact business in the State of Indiana. Seller has the full right, power and authority to enter into this Agreement and to consummate the Transaction contemplated by this Agreement and the consummation of the Transaction contemplated by this Agreement will not violate any other agreement to which Seller is a party. The person executing this Agreement on behalf of Seller represents and warrants that he or she is an officer, manager or member of Seller, has been duly authorized by Seller to execute this Agreement and the Seller Closing Documents, and has full power and authority to execute the same on behalf of Seller.

(b) No Consent Required. No consent of any third party is required in order for Seller to enter into this Agreement and each of the Seller Closing Documents to which it is or will be a party and to consummate the Transaction contemplated by this Agreement (other than those that have been obtained or will be obtained on or prior to the Closing). Upon the execution and delivery of this Agreement and any Seller Closing Documents to which it is or will be a party, this Agreement and such Seller Closing Documents shall constitute the valid and binding obligations and agreements of Seller enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) Litigation. There is no governmental or other action, suit, claim, investigation or proceeding relating to the Real Property pending or, to the Seller’s actual knowledge, threatened (in writing) by or against Seller or the Real Property before any court, governmental authority, or other public or private body or person.

(d) No Notices. To Seller’s knowledge, Seller has not received any written notice from any municipal, county, state or other governmental authority of any violations of (i) any statutes, codes, ordinances, rules or regulations with respect to the Real Property; or (ii) any license, permit or other authorization necessary or material for the current use, occupancy and operation of the Real Property, which violations remain uncured as of the Effective Date.

(e) Title to Real Property. Seller has good and marketable title to the fee simple estate in the Real Property subject to the Encumbrances described in the Commitment, any other matters of record and the lien of non-delinquent real estate taxes and assessments. Seller has not made any other agreements for sale, lease or other disposition of or given any person an option to purchase, lease or otherwise acquire all or any part of the Real Property.

(f) Not a Foreign Person. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the regulations promulgated pursuant thereto.

(g) Compliance with OFAC. Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Neither Seller, nor, to Seller’s knowledge, any beneficial owner of Seller, is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders.

(h) No Condemnation. No action or proceeding is pending or, to Seller’s knowledge, threatened, which involves any condemnation or eminent domain proceeding against any part of the Real Property, or which involves any modification or realignment of any intersection, street or highway adjacent to any part of the Real Property or which could materially adversely affect the present use or zoning of any part of the Real Property.

(i) No Known Special Assessments or Increased Assessed Property Values. To Seller’s knowledge, no special assessments of any kind (special, bond or otherwise) have been levied with respect to the Real Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable, and no such assessments are threatened. Except as may be set forth on the tax bills for the Real Property, Seller has not received any written notice from any governmental authority of any proposed or pending increase in the assessed valuation or rate of taxation of any or all of the Real Property. No tax abatement, tax certiorari or similar tax proceedings with respect to the Real Property are currently pending or subject to appeal or will be currently pending or subject to appeal as of the Closing Date.

(j) Environmental Matters. Except as set forth in the Seller Deliveries, to Seller’s knowledge, (A) Seller has not received any written notice from any governmental or quasi-governmental agency or any third party that any of the Real Property is in violation of any Environmental Laws, and (B) none of the Real Property is deemed “property” within the meaning of the Indiana Responsible Property Transfer Law.

(k) No Pending Creditor Actions Pending or Threatened. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other such proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller, nor to Seller’s knowledge do any grounds exist for any such proceedings to be instituted against Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and Seller has not received written notice of and Seller has no knowledge of (A) the filing of any involuntary petition by Seller’s creditors, (B) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (C) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

(l) No Leases Other than Tenant Lease. Except for the Tenant Lease, Seller has not entered into (i) any other lease or license of any of the Real Property, (ii) any currently enforceable contracts for the sale of all or any portion of the Real Property, or (iii) any currently enforceable rights of first offer, first refusal or options to purchase all or any portion of the Real Property.

(m) Seller’s Broker. Except for Seller’s Broker, Seller has not dealt with any broker, finder or other agent in connection with this Agreement or the Transaction, and Seller agrees to indemnify and hold Purchaser harmless from and against any claim for commission or other compensation in connection herewith that is asserted by Seller’s Broker or any finder, agent or broker which claims to have dealt with Seller in any capacity other than on behalf of Purchaser, together with the costs of defending any such claim. Seller agrees to pay Seller’s Broker a sales commission for the Transaction based on a separate agreement between Seller and Seller’s Broker. This paragraph 6(n) shall survive the Closing or the termination of this Agreement as a Surviving Obligation.

(n) Project Agreement. The Project Agreement remains in full force and effect and has not been amended or modified after the Effective Date of the Assignment Agreement. Seller has neither assigned the Project Agreement nor pledged or granted a security interest in the TIF Funds (as defined in the Assignment Agreement) to any other party. All of the TIF Funds assigned to Seller pursuant to the Assignment Agreement have been drawn down from the City and all such funds have been used by Seller, except for $357,918.89. Seller has satisfied its obligations and paid all of the fees owed to Ginovus, as undertaken in the Assignment Agreement.

For the purposes of this paragraph 6 and elsewhere in this Agreement, references to the “knowledge” of Seller shall refer only to the actual knowledge of Seller’s Designated Representative and shall not be construed, by imputation or otherwise, to refer to the knowledge any other officer, agent, manager, member, shareholder, representative or employee of Seller or to impose upon Seller’s Designated Representative any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller represents and warrants that Seller’s Designated Representative is the individual representing Seller in this Transaction, whose day-to-day responsibilities give him or her knowledge of the facts underlying Seller’s representations and warranties qualified by Seller’s knowledge set forth in this Agreement and there are no other individuals whose knowledge of such facts renders them more appropriate or qualified for inclusion as Seller’s Designated Representative as set forth above. Except the representations and warranties set forth in Section 6(a) and Section 6(b) and the limited warranty of title in the Deed and the other Seller Closing Documents (the “Excepted Representations”), which shall survive Closing for the longest period allowed by law, Seller’s warranties and representations set forth in this Agreement shall survive the passing of title to, or an interest in, the Real Property for a period of 365 days after the Closing Date (the “Survival Period”). If Purchaser has a claim against Seller related to the transactions described in this Agreement, Purchaser shall give the Seller notice of such claim within such 365 day period and bring suit thereon within 180 days after the end of the Survival Period. If notice is not timely given or if suit is not timely brought, Purchaser’s claim shall be forever barred against Seller (except as to the Excepted Representations). IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES AND BUYER WAIVES ALL SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, SUCH DAMAGES THAT RELATE TO THE EXCEPTED REPRESENTATIONS). Seller shall have no liability to Purchaser for the breach of any representation or warranty in this Agreement (including, without limitation, the Excepted Representations) if Purchaser’s Designated Representative had actual knowledge in writing at any time prior to Closing that the representation or warranty was not true or correct, in whole or in part and, despite such actual knowledge of Purchaser’s Designated Representative, Purchaser nonetheless closed the transaction contemplated hereby.

7. Covenants and Agreements.

(a) Seller’s Covenants and Agreements. From the Effective Date through the date of the Closing (the “Closing Date”):

(i) Maintenance of Real Property. Seller shall maintain the portion of the Real Property not leased to Tenant in the same condition it is now in, reasonable wear and tear excepted, and in material compliance with all applicable laws, ordinances, rules, regulations, and codes (“Laws”).

(ii) Agreements Affecting Real Property. Seller shall not, without the prior written consent of Purchaser, enter into any leases or other agreements affecting or concerning the Real Property that will not expire or be released as of Closing or modify, amend or terminate any such existing agreement, except to terminate the Tenant Lease on or before the Closing.

(iii) Termination of Tenant Lease. Seller and Purchaser shall enter into a Tenant Lease Termination Agreement on or before Closing. The Lease Termination Agreement shall require Purchaser to bring all of its monetary obligations under the Purchase Agreement current prior to Closing.

(iv) Additional Information. Seller shall furnish Purchaser, at no out of pocket cost to Seller, such additional information in Seller’s possession regarding the Real Property as Purchaser may from time to time reasonably request.

(v) Assignment of Project Agreement. Seller will assign all of Seller’s right, title and interest in the Project Agreement to Purchaser by executing and delivering the Reassignment of Project Agreement at Closing. Prior to the Closing Date, Seller will provide Purchaser with a written statement from Ginovus addressed to Purchaser confirming that Ginovus has received payment in full of all fees owed to Ginovus as a result of the Project Agreement or otherwise as well as a full accounting of all TIF funds Seller has utilized, including documentation supporting the use of the TIF funds. At Closing, Seller shall assign to Purchaser Seller’s working capital derived from the TIF funds, in the amount of $357,918.89. At Closing, Purchaser shall reimburse Henry Amalgamated II, LLC the amount of $178,959.45 to assist Henry Amalgamated with covering its expenses, which include (1) its closing fees, deposits, and other sums spent in connection with the properties owned by Henry Amalgamated II, LLC; (2) fees Henry Amalgamated II, LLC has paid to Ginovus with respect to the working capital, which amount totals $28,633.51; and (3) a portion of fees paid to Ginovus with respect to funds drawn by Henry Amalgamated II, LLC under the Project Agreement to purchase, repair, or renovate the properties owned by Henry Amalgamated II, LLC.

(b) Purchaser’s Covenants and Agreements.

(i) If any Inspection or test conducted by Purchaser or other Purchaser Parties disturbs or otherwise damages the Real Property, in Seller’s reasonable judgment, Purchaser, at Purchaser’s sole expense, shall restore the Real Property to the same condition as existed prior to any such Inspection or test, if Purchaser does not purchase the Real Property. This paragraph 7(b)(i) shall survive the Closing or the termination of this Agreement as a Surviving Obligation.

(ii) Purchaser agrees to keep the Real Property free of all liens and encumbrances caused by or through Purchaser or other Purchaser Parties, including, without limitation, liens for services, labor or materials furnished in connection with Purchaser’s Inspections (each, a “Purchaser’s Lien”). Notwithstanding the foregoing sentence, Purchaser shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Purchaser’s Lien by appropriate proceedings diligently conducted in good faith and postpone payment of such contested Purchaser’s Lien if and only as long as:

(1) Purchaser shall waive the right to terminate this Agreement under paragraphs 4(d), 4(e) and 5(d) by sending Seller notice of such waiver and Purchaser’s election to contest and postpone payment of Purchaser’s Lien ; and

(2) neither the Real Property nor any part thereof, would by reason of such postponement or deferment be, in the reasonable judgment of Seller, in danger of being foreclosed upon, forfeited or lost; and

(3) upon the termination of such proceedings, it shall be the obligation of Purchaser to pay the amount of Purchaser’s Lien (or any judgment rendered thereon) or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including reasonable attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith.

Purchaser shall indemnify, defend and hold Seller harmless from and against any and all losses arising out of Purchaser’s breach of violation of this paragraph 7(b)(ii). The provisions of this paragraph 7(b)(ii) shall survive the termination of this Agreement as a Surviving Obligation.

(c) Mutual Covenants and Agreements. Each of the parties hereto shall exercise diligent good faith efforts to satisfy each of the conditions precedent to its obligations hereunder.

8. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that the following statements are now true and correct as of the Agreement Date and will be true and correct at Closing:

(a) Organization and Authorization. Purchaser is a corporation organized and existing and in good standing under the laws of the State of Delaware and is duly authorized to transact business in the State of Indiana. Purchaser has the full right, power and authority to enter into this Agreement and to consummate the transaction contemplated in this Agreement and the consummation of the transaction contemplated by this Agreement will not violate any other agreement to which Purchaser is a party. The person executing this Agreement on behalf of Purchaser represents and warrants that he or she is an officer of Purchaser, has been duly authorized by Purchaser to execute this Agreement and the Purchaser Closing Documents, and has full power and authority to execute the same on behalf of Purchaser.

(b) No Consent Required. No consent of any third party is required in order for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement (other than those that have been obtained or will be obtained on or prior to the Closing). Upon the execution and delivery of this Agreement and any Purchaser Closing Documents (as defined below) to which it is or will be a party, this Agreement and such Purchaser Closing Documents shall constitute the valid and binding obligations and agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Litigation. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending or, to Purchaser’s knowledge, threatened, against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the Transaction contemplated by this Agreement.

(d) Compliance with OFAC. Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof. Neither Purchaser nor, to Purchaser’s knowledge, any beneficial owner of Purchaser, is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders.

(e) Purchaser’s Broker. Except for Purchaser’s Broker, Purchaser has not dealt with any broker, finder or other agent in connection with this Agreement or the Transaction, and Purchaser agrees to indemnify and hold Seller harmless from and against any claim for commission or other compensation in connection herewith that is asserted by Purchaser’s Broker or any other broker, finder or agent, which claims to have dealt with Purchaser or acted on Purchaser’s behalf, together with the costs of defending any such claim. Purchaser agrees to pay Purchaser’s Broker a sales commission for the Transaction based on a separate agreement between Purchaser and Purchaser’s Broker. This paragraph 8(e) shall survive the Closing or termination of this Agreement as a Surviving Obligation.

9. Conditions to Purchaser’s Obligations. Purchaser’s obligations hereunder shall be subject to fulfillment of the following conditions on or before Closing (individually a “Purchaser Condition” collectively, “Purchaser’s Conditions”); provided, however, that Purchaser may conditionally or unconditionally waive any Purchaser’s Condition:

(i) Representations and Warranties. Each of Seller’s representations and warranties contained herein shall be true and correct in all material respects on the Agreement Date and as if made anew as of the Closing Date.

(ii) Covenants. Seller shall have materially complied with, fulfilled and performed in all material respects each covenant, term and condition to be complied with, fulfilled and performed by it hereunder.

(iii) Adverse Action. No judgment, order, writ, injunction, decree, ruling or other similar command shall have been entered by, and no governmental or other action, suit, claim, investigation or proceeding shall be pending or threatened before, any court, governmental authority, or other public body challenging the legality, validity or propriety of, or otherwise involving or relating to the Real Property, this Agreement, the Transaction, or the use of the Real Property for the Purchaser’s Use.

(iv) Termination of Tenant Lease. Seller and Purchaser shall enter into the Tenant Lease Termination Agreement on or before Closing.

(v) Reassignment of Project Agreement. Seller will assign the Project Agreement to Purchaser at Closing by executing and delivering the Reassignment of Project Agreement.

(vi) Closing Considerations. Purchaser shall receive from Seller all instruments, documents and other considerations described in paragraph 12(a) hereof.

(vii) No Termination. Purchaser shall not have timely terminated this Agreement in accordance with Purchaser’s rights to terminate pursuant to the terms and conditions of this Agreement.

In the event Purchaser’s Conditions are not satisfied, Purchaser may terminate this Agreement prior to Closing by written notice to Seller, in which event, (i) the Earnest Money shall be promptly returned to Purchaser, (ii) Purchaser shall return to Seller all Seller Deliveries and destroy any electronic copies of the Seller Deliveries in Purchaser’s possession, (iii) Purchaser shall deliver to Seller, at no cost to Seller and without recourse to Purchaser, copies of all Inspections, and (iv) the parties hereto shall immediately each be released from all other liability with respect to this Agreement and from any liabilities or obligations hereunder, except for the Surviving Obligations.

10. Conditions to Seller’s Obligations. Seller’s obligations hereunder shall be subject to fulfillment of the following conditions on or before Closing (individually a “Seller Condition” collectively, “Seller’s Conditions”); provided, however, that Seller may conditionally or unconditionally waive any Seller’s Condition:

(a) Representations and Warranties. Each of Purchaser’s representations and warranties contained herein shall be true and correct in all material respects on the Agreement Date and as if made anew as of the Closing Date.

(b) Covenants. Purchaser shall have materially complied with, fulfilled and performed in all material respects each covenant, term and condition to be complied with, fulfilled and performed by it hereunder.

(c) Closing Considerations. Seller shall receive from Purchaser all instruments, documents, Purchase Price and other considerations described in paragraph 12(b) hereof.

In the event Seller’s Conditions are not satisfied, Seller may terminate this Agreement prior to Closing by written notice to Purchaser, in which event, (i) the Earnest Money shall be promptly returned to Purchaser, (ii) Purchaser shall return to Seller all Seller Deliveries and destroy any electronic copies of the Seller Deliveries in Purchaser’s possession, (iii) Purchaser shall deliver to Seller, at no cost to Seller and without recourse to Purchaser, copies of all Inspections, and (iv) the parties hereto shall immediately each be released from all other liability with respect to this Agreement and from any liabilities or obligations hereunder, except for the Surviving Obligations.

11. Closing. The closing of the Transaction (the “Closing”) shall occur at the main office of Title Company, in Indianapolis, Indiana on the business day specified by Purchaser in a written notice from Purchaser to Seller, which day shall be at least five (5) days after the date upon which Seller receives such notice, and provided that Closing not occur unless all of Purchaser’s Conditions and Seller’s Conditions have been fulfilled or waived no later than concurrently with Closing, but in any event Closing shall occur not later than the Outside Closing Date.

12. Deliveries at Closing.

(a) Seller Closing Documents. At the Closing, Seller shall execute and deliver to Title Company, for delivery to Purchaser if Closing occurs, the following Seller Closing Documents:

(i) Deed. A duly executed Deed from each Seller to Purchaser (or its designee).

(ii) Bill of Sale and Assignment. A duly executed Bill of Sale and Assignment from each Seller to Purchaser (or its designee).

(iii) Lease Termination Agreement. Two (2) duly executed counterparts of the Tenant Lease Termination Agreement from Lessor and if the Tenant Lease is either recorded or if a memorandum of the Tenant Lease was recorded, then Lessor shall prepare and deliver a termination of the Tenant Lease or such memorandum (“Termination Memorandum”).

(iv) Reassignment of Project Agreement. Two (2) duly signed counterparts of the Reassignment of Project Agreement.

(v) Closing Certificate. A certificate to the effect that each of Seller’s representations and warranties contained herein is true and correct in all material respects as of the Closing Date.

(vi) Nonforeign Certificate. A certificate by each Seller stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person,” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(vii) Title Affidavit. An affidavit stating that there have been no improvements to the Real Property for the ninety (90) days immediately preceding the Closing Date (other than work done by or on behalf of Purchaser) or, if there have been any such improvements (other than work done by or on behalf of Purchaser), that all lienors in connection with said improvements have been or will be paid in full when due; that there are no person or entities in possession of all or any portion of the Real Property except Seller; and that there are no unrecorded easements or agreements known to Seller affecting title to or relating to the Real Property, except as otherwise set forth in the affidavit.

(viii) Sales Disclosure Form. A standard Indiana Sales Disclosure Form.

(ix) Settlement Statement. A settlement statement prepared by the Title Company and reflecting the Purchase Price, and all prorations, allocations, transfers and other deliveries and payments provided for in this Agreement (the “Settlement Statement”).

(x) Title Policy. Provided Purchaser shall have satisfied all conditions to issuance of the Title Policy customarily satisfied by purchasers of commercial real estate in Indiana, and shall have paid for its Title Endorsements, Seller shall cause the Title Company to agree to issue to Purchaser the Title Policy, without the standard preprinted exceptions, and without Schedule B exceptions other than the Permitted Encumbrances and the Title Company shall be prepared to issue the Title Endorsements with the Title Policy.

(xi) Keys. All keys to the Real Property and the originals of documentation delivered to Purchaser pursuant to paragraph 5(b), to be delivered outside of Closing to the extent not delivered to Purchaser on or before Closing.

(xii) Other Documents. Such other and further instruments and documents as Title Company or Purchaser may reasonably deem necessary or desirable or as may be required or which are usual to consummate transactions of this nature.

On the Closing Date, Seller shall deliver possession of the Real Property to Purchaser in the same condition as on the Agreement Date, except for any change in condition caused by Purchaser or its employees or agents or Tenant, its employees and agents and free and clear of the rights and claims of any other party to the possession, use or control of the Real Property.

(b) Purchaser Closing Documents. At the Closing, Purchaser shall execute (if applicable) and deliver to Title Company, for delivery to Seller if Closing occurs, the following Purchaser Closing Documents:

(i) Purchase Price. The Purchase Price, less the Earnest Money to be released by Escrow Agent, and any other credits or reductions between the parties as provided in this Agreement.

(ii) Closing Certificate. A certificate to the effect that each of Purchaser’s representations and warranties contained herein is true and correct in all material respects as of the Closing Date.

(iii) Tenant Lease Termination Agreement. Two (2) signed counterparts of the Tenant Lease Termination Agreement and the Termination Memorandum, if warranted.

(iv) Reassignment of Project Agreement. Two (2) signed counterparts of the Reassignment of Project Agreement.

(v) Sales Disclosure Form. A standard Indiana Sales Disclosure Form.

(vi) Settlement Statement. The Settlement Statement.

(vii) Other Documents. Such other and further instruments and documents, duly executed by Purchaser, as applicable, as Title Company or Seller may reasonably deem necessary or desirable or as may be required or which is usual to consummate transactions of this nature.

13. Closing Costs and Prorations.

(a) Purchaser shall pay Purchaser’s Costs and Seller shall pay Seller’s Costs.

(b) All costs of recording the Deed and the filing of Purchaser’s Sales Disclosure Form shall be payable by Purchaser. If Seller fails to sign Purchaser’s Sales Disclosure Form and signs a separate counterpart one, Seller shall pay the cost of filing its separate counterpart sales disclosure form.

(c) Each party shall be responsible for its own attorneys’ and other consultants’ fees and expenses.

(d) All taxes and assessments for the Real Property (“Taxes and Assessments”) due and payable during any prior calendar year and remaining unpaid (including all penalties), shall be paid by Seller, and all Taxes and Assessments for such Real Property due and payable during the current calendar year shall be prorated between Seller and Purchaser on a calendar year basis as of the day immediately prior to Closing and Purchaser shall receive a credit at Closing therefor; provided, however, Seller shall pay all penalties due and owing on any delinquent Taxes and Assessments. Purchaser shall assume and pay all Taxes and Assessments due and payable after Closing. If the tax rate for taxes assessed in the current year has not been determined at the closing of the transaction, said rate shall be assumed to be one hundred percent (100%) of the prior year for the purpose of such proration and credit for due but unpaid taxes. There shall be no adjustments after Closing for any such prorations. In the event Purchaser shall appeal any of the Taxes and Assessments paid by Seller on or before Closing or credited to Purchaser at Closing as provided in this subsection (d), any portion of the refund for for such Taxes and Assessments, less Purchaser’s attorneys’ or consultants’ fees (allocated and prorated by Purchaser), shall be reimbursed to Seller. Seller understands and agrees that Purchaser is under no obligation to appeal the Taxes and Assessments.

(e) All utility charges payable with respect to the Property which are due and owing as of the Agreement Date, the Closing Date or after the Closing Date shall be paid by Purchaser. The obligations contained in this paragraph 13(e) shall survive Closing as Surviving Obligations.

(f) Any other matters customarily prorated at Closing shall be prorated between the parties as of the date of Closing, in accordance with customary practices for commercial real estate in Indiana.

(g) If as a result of such prorations a net amount is owed by Seller to Purchaser, such amount shall be credited against the portion of the Purchase Price payable in cash at Closing, and if a net amount is owed by Purchaser to Seller, such amount shall be added to the portion of the Purchase Price payable in cash at Closing.

(h) Each party shall pay one-half of the Escrow Agent’s and Title Company’s escrow and closing fees.

14. Condemnation or Destruction.

(a) Condemnation. If, prior to the Closing, any of the Parcels which comprise the Real Property are subject to a bona fide written threat of Material Condemnation (as hereinafter defined) by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Seller shall give Purchaser written notice of such occurrence and the nature and extent of such Material Condemnation. Within ten (10) business days after written notification to Purchaser of the estimated amount of the condemnation award resulting from a Material Condemnation, as determined by a third party independent contractor, engineer or appraiser selected by Seller, subject to Purchaser’s reasonable approval (the “Appraiser”), Purchaser may elect to terminate this Agreement. For purposes hereof, a “Material Condemnation” shall be one which results or would result in damage or loss affecting any of the Real Property in an amount greater than ten percent (10%) (as determined by the Appraiser). In the event of a Material Condemnation, the Closing Date shall be extended if necessary, if and to the extent necessary to allow Seller to obtain the above described damage estimate from the Appraiser and to provide for said ten (10) business day Purchaser termination period; provided, however, in no event shall such extension of the Closing Date exceed twenty (20) days unless otherwise agreed by Seller and Purchaser.

(b) Damage or Destruction. Seller shall have the entire risk of loss until the Closing. If, prior to the Closing, a Material Casualty (as hereafter defined) shall affect any of the Parcels which comprise the Real Property, Seller agrees to give Purchaser written notice of such occurrence and the nature and extent of such damage and destruction. Within ten (10) business days after written notification to Purchaser of the estimated amount of the damages to the Real Property resulting from a Material Casualty, as determined by the Appraiser, Purchaser may elect to terminate this Agreement. For purposes hereof, a “Material Casualty” shall be a casualty which results or would result in damage or loss affecting any Parcel and/or improvements located thereon in an amount greater than ten percent (10%) of the Purchase Price as determined by the Appraiser. In the event of a Material Casualty, the Closing Date shall be extended if and to the extent necessary to allow Seller to obtain the above described damage estimate from the Appraiser and to provide for said ten (10) Business Day Purchaser termination period; provided, however, in no event shall such extension of the Closing Date exceed twenty (20) days unless otherwise agreed by Seller and Purchaser.

(c) Termination. If this Agreement is terminated as a result of the provisions of paragraph 14 (a) or (b) above, Purchaser shall be entitled to receive a refund of the Earnest Money from Escrow Agent, whereupon the parties shall have no further rights or obligations hereunder, except for the Surviving Obligations.

(d) Awards and Proceeds. If a casualty or condemnation that is not a Material Casualty or a Material Condemnation shall occur or Purchaser does not elect to terminate this Agreement following any Material Condemnation or Material Casualty, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Real Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. Seller shall have no obligation to restore, repair and replace any portion of the Real Property or any such damage or destruction. At the Closing, Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any awards, payments or insurance proceeds available to Seller in connection with the property lost or destroyed that have been or may thereafter be made for any such taking, sale in lieu thereof or damage or destruction less the amount (x) of all costs incurred by Seller in connection with the repair or collection costs of Seller respecting any casualty or condemnation and/or (y) attributable to lost rents or items applicable to any period prior to the Closing Date.

15. Default.

(a) Purchaser Default. If all of the Purchaser’s Conditions to Purchaser’s obligation to close the Transaction have been satisfied and Purchaser fails to do so in accordance with the terms hereof, Seller shall have the right to terminate this Agreement, in which event, Purchaser shall deliver to Seller all Seller Deliveries and copies of the Inspections and Seller shall be entitled, since Purchaser acknowledges that it is likely to be impracticable or impossible to fix the amount of Seller’s damages in connection with such failure, to terminate this Agreement and recover the Earnest Money as liquidated damages as Seller’s sole and exclusive remedy against Purchaser, at law, in equity or otherwise.

(b) Seller Default. If all of Seller’s Conditions to Seller’s obligation to close the Transaction have been satisfied and Seller fails so to do in accordance with the terms hereof, Purchaser shall have the right, as its sole and exclusive remedy at law or in equity (i) to terminate this Agreement and have the Earnest Money returned to Purchaser, or (ii) to bring an action for specific performance of the terms of this Agreement.

(c) Continuation of Tenant Lease. Regardless of which party may be at default, in the event this Agreement is terminated by either party pursuant to this paragraph 15, the Tenant Lease shall continue in full force and effect.

16. Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly and properly given on the date of service if delivered personally, or sent by facsimile with written confirmation of receipt by the recipients, or, if mailed, on the second day after such notice is deposited in a receptacle of the United States Postal Service, registered or certified mail, first class postage prepaid, return receipt requested, or on the first day following deposit with a nationally recognized overnight courier service (i.e., FedEx), postage prepaid, in any event addressed appropriately as follows:

If to Seller:	Henry Amalgamated, LLC
1030 East Washington Street
Indianapolis, Indiana 46202
Attention: Karl Northern
Facsimile: 317-808-3466

Henry Amalgamated II, LLC
1030 East Washington Street
Indianapolis, Indiana 46202
Attention: Karl Northern
Facsimile: 317-808-3466

With a copy to:	Bose McKinney & Evans LLP
111 Monument Circle, Suite 2700
Indianapolis, Indiana 46204
Attention: Tony Setzer, Esq.
Facsimile: (317) 223-0361

If to Purchaser:	Angie’s List, Inc.
1030 East Washington Street
Indianapolis, Indiana 46202
Attention: Robert R. Millard, CFO

Facsimile: (317) 803-8942

With copies to:	Angie’s List, Inc.
1030 East Washington Street
Indianapolis, Indiana 46202
Attention: Shannon Shaw
Facsimile: (317) 803-0244

Ice Miller LLP
One American Square
Suite 2900
Indianapolis, Indiana 46282-0200
Attention: Timothy Sullivan, Esq.
Facsimile: (317) 592-4775

A party hereto may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above. Any notice may be given on behalf of Purchaser or Seller by such party’s legal counsel.

17. Miscellaneous.

(a) No amendment of any provision of this Agreement shall be effective unless in writing and signed by each of the parties nor shall any waiver be effective unless signed by the party who benefits from the provision.

(b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Purchaser may assign this Agreement or its rights or obligations hereunder without the prior written consent of Seller at the Closing, provided that in no event shall any such assignment relieve Purchaser of its obligations hereunder.

(c) Unless the essential object of this Agreement would be defeated, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained therein.

(d) This Agreement, together with the Exhibits thereto, constitutes the entire agreement between the parties with respect to the subject matter thereof and supersede any and all prior or written arrangements, understandings or undertakings relating to the subject matter hereof.

(e) This Agreement is being executed, delivered and is intended to be performed in Marion County, Indiana, and the substantive laws of Indiana will govern the validity, construction and enforcement of this Agreement. The parties consent to the venue and jurisdiction of any federal or state court sitting in Marion County, Indiana in any action brought to enforce the terms of this Agreement. The parties irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of any such courts and irrevocably and unconditionally waive: (a) any objection any party might now or hereafter have to the venue in any such courts; and (b) any claim that any action or proceeding brought in any such courts has been brought in an inconvenient forum.

(f) Captions in this Agreement are for convenience and identification purposes only and are not an integral part hereto and are not to be considered an interpretation of any part thereof. This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement and all related instruments.

(g) This Agreement may be executed in several counterparts, by separate signature pages, and/or by facsimile signatures, each of which may be deemed an original, and all such counterparts, separate signature pages, and facsimile signatures together shall constitute one and the same Agreement.

(h) Seller and Purchaser acknowledge and agree that the purchase and sale of the Real Property may be part of a tax-free exchange under Section 1031 of the Internal Revenue Code for either Seller or Purchaser. Each party hereby agrees to take all reasonable steps necessary before, on or after the Closing Date to facilitate such exchange if requested by the other party; provided, that the party making such accommodation shall not be required to acquire any substitute property or incur any cost, expense or other obligation in connection with such exchange, and provided, further, that the Closing shall not be delayed.

(i) In the event legal action is instituted by any party to enforce the terms of this Agreement or which arises out of the execution of this Agreement, the prevailing party in such legal action will be entitled to receive from the other party the prevailing party’s reasonable attorneys’ fees and court costs incurred, including the costs of appeal, as may be determined and awarded by the court in which the action is brought. For purposes of this paragraph 17(i), the term “prevailing party” shall include, but not be limited to, a party who obtains legal counsel or brings an action against the other by reason of the other’s breach or default and obtains substantially the relief sought whether by compromise, settlement or judgment. The provisions of this paragraph 17(i) shall survive the Closing or any earlier termination of this Agreement as a Surviving Obligation.

(j) Time is of the essence of this Agreement. For the purpose of calculating time periods in this Agreement, all references to a “day” or “days” will be deemed to be references to a calendar day or calendar days, unless the term “business day(s)” is used. The term “business day”, as used in this Agreement, shall mean any day that is other than a Saturday, a Sunday, a national holiday, or a day on which banks are not required to be open for business within the State of Indiana. If any notice or action or expiration of a time period required or permitted by this Agreement falls on a date that is not a business day, then such date shall be extended to the next business day.

18. Survival. All of the other representations and warranties set forth in paragraphs 6 and 8 and in the closing certificates described in paragraphs 12(a)(v) and 12(b)(ii) hereof shall survive Closing until one (1) year from the Closing Date and upon such date the same shall terminate (except for claims made pursuant to such representations or warranties before such date of termination).

19. Exhibits and Schedules. Each writing referred to herein as being attached hereto as an exhibit, a schedule or otherwise designated herein as an exhibit or schedule is incorporated herein by reference and made a part hereof. The following exhibits and schedules are attached hereto:

EXHIBIT A	LIST OF PARCELS

EXHIBIT A-1	LEGAL DESCRIPTIONS OF PARCELS

EXHIBIT B	BILL OF SALE AND ASSIGNMENT

EXHIBIT C	LIMITED WARRANTY DEED

EXHIBIT D	LIST OF PERSONAL PROPERTY

EXHIBIT E	REASSIGNMENT OF PROJECT AGREEMENT

EXHIBIT F	SUPPLEMENTAL ESCROW AGREEMENT

EXHIBIT G	TENANT LEASE TERMINATION AGREEMENT

(Balance of this page intentionally left blank)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties effective as of the date set forth above.

HENRY AMALGAMATED, LLC, an Indiana limited liability company

By:	/s/ Karl Northern

Printed:	Karl Northern

Its:	Member

HENRY AMALGAMATED II, LLC, an Indiana limited liability company

By:	/s/ Karl Northern

Printed:	Karl Northern

Its:	Member

ANGIE’S LIST, INC., a Delaware corporation

By:	/s/ Robert R. Millard

Printed:	Robert R. Millard

Its:	CFO of Angie’s List, Inc.

EXHIBIT A

LIST OF PARCELS*

	Name	Address
1.	Dorman	930 & 934 East Washington Street
2.	Vacant Building	954 East Washington Street
3.	Swamp	958-960 East Washington Street
4.	Penthouse	1002 & 1004 East Washington Street
5.	Office Space & Moto Café	1006 East Washington Street
6.	Firehouse	1030 East Washington Street
7.	Meeks	1032 East Washington Street
8.	IBEW	1038 East Washington Street
9.	?	902 East Market Street
10.	Reinke Building	25 N. Pine Street
11.	Marble	933 East Market Street
12.	Last Chance	1000 & 1024 East Market Street
13.	Diner	1023 East Market Street
14.	Tile Building	1025 East Market Street
15.	Dev Shed	1026 East Market Street
16.	Yellow House	1042 & 1046 East Market Street
17.	Green House	1048 & 1050 East Market Street
18.	Carriage House	14 Cruse Street
19.	Westside Day Care	118 Herman Street
20.	Eastside Day Care	124 Herman Street
21.	Bowes Building	903 East Ohio Street
22.	Parking Lot	902 East Washington Street
23.	Parking Lot	912 East Washington Street
24.	Parking Lot	1014 East Washington Street
25.	Parking Lot	935 East Market Street
26.	Parking Lot	1019-1021 East Market Street
27.	Parking Lot	1043 East Market Street
28.	Parking Lot	1045 East Market Street
29.	Parking Lot	1049 East Market Street
30.	Parking Lot	1117 East Market Street
31.	Parking Lot	919 & 921 East Market Street

*	This List of Parcels originated from an aerial photograph of Angie’s List Campus locations prepared by Jones Lang LaSalle. The legal descriptions set forth on the following attached Exhibit A-1 was prepared by Fidelity National Title Insurance Company and the Parcel numbers used do not track the Parcels listed above.

A-1

EXHIBIT A-1

Parcel 1: ( 922 & 923 E. Washington Street)

Lots 2 and 3 in John E. Vajen’s Subdivision of Out Lot 70 in City of Indianapolis, Indiana, as per plat thereof recorded in Plat Book 1, page 204, in the Office of the Recorder of Marion County, Indiana, except that part of Lot 2 taken for alley purposes as set out in Declaratory Resolution No. 11676, Street and Alley Opening and Vacation Record 12, page 501.

Tax Parcel Nos: 1084195 & 1045063

Parcel 2: (930, 934, 942, 944 & 950 (aka 954) E. Washington Street)

Lots 1, 2, 3, 4, and 5 in Jesse Jones’ Subdivision of Out Lot 71 in City of Indianapolis, Indiana, as per plat thereof recorded in Plat Book 3, page 6, in the Office of the Recorder of Marion County, Indiana.

Tax Parcel Nos. : 1084196, 1063332, 1029114, 1064278, and 1045329

Parcel 3: (958-960 E Washington Street & 14 Cruse Street)

Lot Numbered 6 in Jesse Jones’ Subdivision of Out Lot 71 of the Donation Lands of the City of Indianapolis, as per plat thereof recorded in Plat Book 3, page 6, in the Office of the Recorder of Marion County, Indiana.

Tax Parcel No.: 1006306

Parcel 4: (1002-1006 E. Washington Street)

Part of Out Lot 72 of the Donation Lands of the City of Indianapolis described as follows:

Beginning at the southwest corner of said Out Lot 72; thence East along the north right-of-way line of Washington Street 114 feet; thence North to the south right-of-way line of Court Street; thence West 114 feet to the east line of Cruse Street; thence South to the Point of Beginning.

The above described parcel is also known as Lots 1, 2, 3 and 20 feet by parallel lines off the west side of Lot 4 in an arbitrary subdivision of said Out Lot 72 as shown in Mortgage Record 204, page 178.

Tax Parcel No.: 1070172

Parcel 5: (1014 E. Washington Street)

Part of Out Lot 72 of the Donation Lands of the City of Indianapolis described as follows:

Beginning on the south line of said Out Lot 72, 89.65 feet West of the southeast corner thereof; thence North parallel with the east line of said Out Lot 72 to the south line of Court Street; thence west along the south line of Court Street 41.35 feet; thence South parallel with the east line of said Out Lot 72 to the north line of Washington Street; thence East along the north line to the Place of Beginning.

The above described parcel is also known as Five feet by parallel lines off the east side of Lot 4, Lot 5 and 5.35 feet by parallel lines off the west side of Lot 6 in an arbitrary subdivision of Out Lot 72 as shown in Mortgage Record 204, page 178.

Tax Parcel No. 1104812 & pt 1104811)

Parcel 6: (1030 E. Washington Street)

Part of Out Lot 72 of the Donation Lands of the City of Indianapolis, described as follows:

Beginning on the south line of said Out Lot 72, Twenty feet West of the southeast corner; thence North parallel with the East line of said Out Lot to the south line of Court Street; thence West along said south line 69.65 feet; thence South parallel with the east line of said Out Lot to the south line of said Out Lot; thence East along said south line to the Point of Beginning.

A-1-2

The above described parcel is also known as Lot 7 and 39.65 feet off the east side of Lot 6 in an arbitrary subdivision of Out Lot 72, as shown in Mortgage Record 204, page 178.

and

Part of Out Lot 72 of the Donation Lands of the City of Indianapolis, more particularly described as follows, to-wit:

Commencing at the southeast corner of said Out Lot on Washington Street; thence West along the north line of Washington Street 20 feet; thence North 160 feet to an alley; thence East 20 feet; thence South along the east line of said Out Lot 160 feet more or less to the Place of Beginning, also sometimes known as Lot 8 in Out Lot 72 in the City of Indianapolis.

The above described parcel is also known as Lot 8 in Arbitrary Subdivision of Out Lot 72 as shown as Mortgage Record 204, page 178.

and

Lots 1 and 2 in Northrop and Huston’s Addition to the City of Indianapolis, recorded in Plat Book 6, page 103, in the Office of the Marion County Recorder.

Tax Parcel Nos.: 1104811 & 1099548

Parcel 7: (1043 E. Market Street)

Part of Out Lot 72 of the Donation Lands of the City of Indianapolis, more particularly described as follows:

Beginning at the northeast corner of said Out Lot 72; thence South along the east line thereof a distance of 157 feet; thence West 27.5 feet; thence North 157 feet; thence East 27.5 feet to the Place of Beginning.

The said described real estate is also known and designated as Lot 9 in the Indianapolis Center Township Assessor’s Plat Book of Out Lot 72.

and

Lot Numbered Ten (10) in Out Lot 72 of the Donation Lands of the City of Indianapolis, more particularly described as follows:

Beginning on the north line of said Out Lot at a point 27 1/2 feet West of the northeast corner thereof; thence West on and along said north line 27 1/2 feet to a point; thence South parallel with the east line of said Out Lot to a point in the north line of Court Street in the City of Indianapolis; thence East on and along the north line of Court Street 27 1/2 feet to a point; thence North parallel with the east line of said Out Lot, to the Point of Beginning.

and

Part of Out Lot 72 of the Donation Lands of the City of Indianapolis, particularly described as follows:

Beginning at a point on the north line of said Out Lot, 80 feet West of the northeast corner of said Out Lot and running thence East, along and with said north line 25 feet to a point; thence South, parallel with the east line of said Out Lot, to a point in the north line of an alley (known as Court Street); thence West along and with the north line of said alley 25 feet to a point; thence North to the Place of Beginning.

and

Part of Out Lot 72 of the Donation Lands of the City of Indianapolis, particularly described as follows:

Beginning at a point on the north line of said Out Lot, 80 feet West of the northeast corner of said Out Lot; thence South parallel with the west line of said Out Lot 157 feet more or less to an alley; thence West along said alley 32 feet 9 1/2 inches; thence North parallel with the west line of said Out Lot to the north line thereof; thence East along said north line 32 feet 9 1/2 inches to the Place of Beginning.

Tax Parcel No.: 1055741

Parcel 8: (1023 E. Market Street)

All of Lot 12, 13 and 15 in Out Lot Numbered 72 of the Donation Lands of the City of Indianapolis, including a strip of ground 2.79 feet in width lying East of and adjoining said Lots 12 and 15, all of which is more particularly described as follows:

Beginning on the north line of said Out Lot 72 at a point 41.33 feet East of the northwest corner of said Out Lot 72, which point is on the south line of Market Street, as now located, a distance of 41.33 feet East of the east line of Cruse Street, as now located, being the Point of Beginning; thence running South a distance of 135 feet to a point on the north line of said Lot 15; thence running West on the north line of

A-1-3

said Lot 15 a distance of 41.33 feet to the west line of said Out Lot 72, being the east line of Cruse Street, as now located; thence South along said west line of said Out Lot 72 a distance of 19.88 feet to a point, being the southwest corner of said Lot 15 and being also the north line of a 25 foot alley running east and west between said Market Street and Washington Street, as now located; running East along the said south line of said Lot 15 a distance of 126.78 feet to a point; thence North on a line parallel to the east line of said Out Lot 72 a distance of 151.2 feet to a point on the south line of Market Street, as now located; thence West along the north line of said Out Lot 72 a distance of 85.45 feet to the Place of Beginning.

Tax Parcel No.: 1022516

Parcel 9: (1019 E. Market Street)

Part of Out Lot 72 of the Donation Lands of the City of Indianapolis, particularly described as follows:

Beginning at the northwest corner of Out Lot 72; thence South upon and along the west line of said Out Lot 135 feet; thence East 41 feet 4 inches; thence North parallel to the west line of said Out Lot 135 feet to the north line of said Out Lot; thence West upon and along the north line of said Out Lot 41 feet 4 inches to the Place of Beginning.

The above described real estate is also designated as Lot 14 in the Center Township Assessor’s Plat Book of Out Lot 72.

Tax Parcel No.: 1063371

Parcel 10: (1045 E. Market Street)

Lot 15 in Northrop and Huston’s Addition to the City of Indianapolis, recorded in Plat Book 6, page 103, in the Office of the Recorder of marion County, Indiana.

Tax ParcelNo.: 1038837

Parcel 11: ( 1032 E. Washington Street)

Lots 3 and 4 in Northrop and Huston’s Addition to the City of Indianapolis, as per plat thereof, recorded in Plat Book 6 Page 103, in the Office of the Recorder of Marion County, Indiana.

Also, Part of Lot 5 in Northrop and Huston’s Addition to the City of Indianapolis, as per plat thereof, recorded in Plat Book 6 Page 103, in the Office of the Recorder of Marion County, Indiana, more particularly described as follows: Beginning at a point .22 of a foot East of the West line of Lot 5, and at the property line of East Washington Street as now located and established, and which point is the center line of the party wall that exists between 1034 and 1036 East Washington Street; running thence in a Northerly direction a distance of 102.9 feet to a point, said point being .58 of a foot East of the West line of said Lot 5; running thence west .58 of a foot to the West line of said Lot 5; thence South along said West line to property line of East Washington Street as now located and established; thence East .22 of a foot to the place of beginning.

It is agreed and understood that the part of Lot 5 is described with reference to a certain Legal Survey recorded in the Surveyor’s Office of Marion County, Indiana, in Surveyor’s Record 1 Page 154, and any discrepancy In dimensions as might ever become apparent shall be taken to the center line of the party wall located on the West side of the building now situated upon Lot 5 and which is the East wall of the building situated upon Lot 4.

Tax Parcel No.: 1059846

Parcel 12: (1038 E. Washington Street)

Lot 5, in Northrup and Hustons Addition, an Addition to the City of Indianapolis, Indiana, as per plat thereof, recorded in Plat Book 6, page 103, in the office of the Recorder of Marion County, Indiana, EXCEPT therefrom that part conveyed to Donald E. and LaVon E. Meek in DR 1829, described as follows:

Beginning at a point .22 of a foot east of the West line of Lot 5, and at the property line of East Washington Street as now located and established, and which point is the center line of the party wall that exists between 1034 and 1036 East Washington Street; running thence in a northerly direction a distance of 102.9 feet to a point, said point being .58 of a foot east of the west line of said Lot 5; running thence west .58 of a foot to the west line of said Lot 5, thence south along said west line to property line of East Washington Street as now located and established thence East .22 of a foot to the place of beginning.

A-1-4

and

Lot 6 and 5 feet by parallel lines off the West side of Lot 7, in Northrup and Hustons Addition, an Addition to the City of Indianapolis, Indiana, as per plat thereof, recorded in Plat Book 6, page 103, in the office of the Recorder of Marion County, Indiana.

Tax Parcel Nos.: 1012659 and 1094589

Parcel 13: (1049 E. Market Street)

Lot 11, in Northrup and Hustons Addition, an Addition to the City of Indianapolis, Indiana, as per plat thereof, recorded in Plat Book 6, page 103, in the office of the Recorder of Marion County, Indiana,

EXCEPT therefrom that part conveyed by Deed recorded August 5, 1926 in Town Lot Record 771, page 240, more particularly described as follows:

Commencing at the East property line of Lot 11, thence running West along the South property 25 feet, thence running North 5 feet, then running East 25 feet, then running South 5 feet to the intersection of the East and South property lines,

AND EXCEPT therefrom that part taken by Opening and Widening for alley in Resolution No.7103 dated December 19, 1913 and recorded December 19, 1913 in Mortgage Record 627, as Instrument No. 26327.

and

Lots 12, 13 and 14, in Northrup and Hudsons Addition, an Addition to the City of Indianapolis, Indiana, as per plat thereof, recorded in Plat Book 6, page 103, in the office of the Recorder of Marion County, Indiana.

Tax Parcel No.: 1017060

Parcel 14: (933 E. Market)

Lot 7, EXCEPT 40 feet taken by parallel lines off of the entire South end thereof, in Jesse Jones’ Subdivision of Out Lot 71 of the Donation Lands of the City of Indianapolis, as per plat thereof recorded in Plat Book 3 Page 6, in the Office of the Recorder of Marion County, Indiana.

ALSO: Lot 8 in Jesse Jones’ Subdivision of Out Lot 71 of the Donation Lands of the City of Indianapolis, as per plat thereof recorded in Plat Book 3 Page 6, in the Office of the Recorder of Marion County, Indiana, EXCEPT, however, 40 feet off the entire South end of said Lot.

ALSO: Lots 9, 10, 11 and 12 and 40 feet by parallel lines off the entire South side of Lots 7 and 8 in Jesse Jones’ Subdivision of Out Lot 71 of the Donation Lands of the City of Indianapolis, as per plat thereof recorded in Plat Book 3 Page 6, in the Office of the Recorder of Marion County, Indiana. ALSO, property lying West of and adjacent to the entire West side and Southwest side of Lot 12, being part of an alley vacated in vacation proceedings recorded October 5, 1923 in Deed Record 705 Page 91.

ALSO: Lot 1 in John H. Vajen’s Subdivision of Out Lot 70 in the City of Indianapolis, as per plat thereof recorded in Plat Book 1 Page 204, in the Office of the Recorder of Marion County, Indiana. ALSO, property lying East of and adjacent to the entire East side of Lot 1, being part of an alley vacated in vacation proceedings recorded October 5, 1923 in Deed Record 705 Page 91. EXCEPT that part of Lot 1 herein taken for the opening and extension of 1st alley North of Washington Street as per Resolution No. 1176 recorded in Mortgage Record 901 Page 331, in the Office of the Recorder of Marion County, Indiana.

Tax Parcel No.: 1080676

A-1-5

Parcel 15: (919 E. Market Street)

Lot 14 and a part of Lot 10 in Emma McElwee’s Resubdivision Lots 8, 9, 10, 11, 12, 13 and 20 feet off the South end of Lot 14 in Vajen’s Subdivision of Out Lot 70 of the Donation Lands of the City of Indianapolis, as per plat thereof, recorded in Plat Book 10, page 171, in the Office of the Recorder of Marion County, Indiana and part of said Lot 10, being more particularly described as follows, to-wit:

Beginning at the North East corner of said Lot 10, thence South 18 inches to a point, thence West 42 feet and 6 inches to a point, thence North 18 inches to a point, thence East 42 feet and 6 inches to the place of beginning.

Tax Parcel No. 1076841

Parcel 16: (25 N. Pine Street)

Lots 8, 9, and 10 in McElwee’s Subdivision of Vajen’ s Addition of Out Lot 70 in the City of Indianapolis, Indiana, as per plat thereof, recorded in Plat Book 10, page 171, EXCEPT one and one-half feet (1.5’) taken by parallel lines off of the entire north side of Lot 10.

AND

18.5 feet by parallel lines off the entire South Side of Lots 11 and 12 in McElwee’s Subdivision of Vajen’s Addition of Out Lot 70 and 1.5 feet off that part of the North side of Lot 10 which adjoins Lots 11 & 12 in McElwee’s ReSubdivision of Lots 8, 9, 10, 11, 12, 13 & 20 feet off the South End of Lot 14 in Vajen’s Subdivision of Out Lot 70 in the City of Indianapolis the Plat of which is recorded in Plat Book 10 page 171 in the Office of the Recorder of Marion County, Indiana,

Except therefrom that part conveyed to the Consolidated City of Indianapolis, Marion County, Indiana, through its Department of Public Works by Warranty Deed recorded July 12, 2007 as Instrument No. 2007-102625, described as follows: A part of Lot 11 in Emma McElwee’s Resubdivision of John Vajen’s Subdivision of Out Lot 70 of the Donation Lands of the City of Indianapolis, the Plat of which is recorded in Plat Book 10, page 171 in the Office of the Recorder of Marion County, Indiana, and being that part of the grantor’s land lying within the right-of-way lines depicted on the attached Right- of-Way Parcel Plat marked Exhibit “B” described as follows: Beginning on the west line of said Lot 11 North 1 degree 52 minutes 06 seconds East 95.33 feet from the southwest corner of Lot 8 of said McElwee’s Resubdivision as measured along the west line of Lots 8, 9, 10 and 11 of said McElwee’s Resubdivision, said beginning point designated “316” on said Plat; thence North 1 degree 52 minutes 06 seconds East 18.17 feet along the west line of said Lot 11 to a point 18.5 feet north by perpendicular measure from the south line of said Lot 11; thence South 87 degrees 59 minutes 41 seconds East 2.46 feet parallel with the south line of said Lot to point “315” designated on said Plat; thence South 9 degrees 35 minutes 11 seconds West 18.33 feet to the point of beginning and containing 22 square feet, more or less.

Tax Parcel No.: 1045749

and

Lot Number thirteen (13) and also a part of Lot Number ten (10) in Emma McElwee’s Resubdivision Lots 8, 9, 10, 11, 12, 13 and part of 14 in John H. Vajen’s Subdivision of Out Lot 70 of the Donation Lands of the City of Indianapolis, described as follows:

Beginning at the southeast corner of said Lot 13, thence West on the South line of said Lot 13 to the southwest corner thereof, thence south 18 inches, thence east to a point 18 inches south of the southeast corner of said Lot 13, thence north to the place of beginning. Reference being made to the recorded plat thereof as recorded in Plat Book 10 page 171 of the Recorder’s Office of Marion County, Indiana,

Except therefrom that part conveyed to the Consolidated City of Indianapolis, Marion County, Indiana, through its Department of Public Works by Warranty Deed recorded July 12, 2007 as Instrument No. 2007-102625, described as follows: A part of Lot 13 in Emma McEIwee’s Resubdivision of John Vajen’s Subdivision of Out Lot 70 of the Donation Lands of the City of Indianapolis, the plat of which is recorded in Plat Book 10, page 171 in the Office of the Recorder of Marion County, Indiana, and being that part of the grantor’s land lying within the right-of-way lines depicted on the attached Right-of-Way Parcel Plat marked Exhibit “B” described as follows: Beginning at the northwest corner of said Lot; thence South 87 degrees 59 minutes 40 seconds East 42.52 feet (42.5 feet plat) along the north line of said Lot to the northeast corner of said Lot; thence South 1 degree 32 minutes 20 seconds West 5.17 feet along the east line of said Lot to point “349” designated on said Plat; thence North 88 degrees 00 minutes 00 seconds West 42.52 feet to the west line of said Lot and point “314” designated on said Plat; thence North 1 degree 32 minutes 20 seconds East 5.18 feet along said west line to the point of beginning and containing 220 square feet, more or less.

Tax Parcel No.: 1017411

A-1-6

Parcel 17: (902 E. Washington Street)

Lot Numbered Six (6) and Seven (7) and Two (2) feet of even width off of the West side of Lot Five (5) in John H. Vajen’s Subdivision of Out Lot 70 of the Donation Lands, in the City of Indianapolis, the plat of which is recorded in Plat Book 1, page 204, in the Office of the Recorder of Marion County, Indiana,

EXCEPT therefrom that part conveyed to Consolidated City of Indianapolis, Marion County, Indiana, through its Department of Public Works by Warranty Deed with Limitation of Access recorded July 12, 2007 as Instrument No. 2007-102622, described as follows:

A part of Lots 6 and 7 in John H. Vajen’s Subdivision of Out Lot 70 of the Donation Lands of the City of Indianapolis, the plat of which is recorded in Plat Book 1, page 203 in the Office of the Recorder of Marion County, Indiana, and being that part of the grantor’s land lying within the right-of-way lines depicted on the attached Right-of-Way Parcel Plat marked Exhibit “B” described as follows: Beginning at the southwest corner of said Lot 7; thence North 1 degree 52 minutes 06 seconds East 40.25 feet along the west line of said Lot 7 to point “319” designated on said Plat; thence South 29 degrees 38 minutes 03 seconds East 34.65 feet to point “320” designated on said Plat; thence South 64 degrees 45 minutes 38 seconds East 22.22 feet to the south line of said Lot 6 and point “321” designated on said Plat; thence South 89 degrees 03 minutes 18 seconds West 38.55 feet along the south line of said Lots 6 and 7 to the point of beginning and containing 553 square feet, more or less.

Tax Parcel No.: 1012845

Parcel 18: (912 E. Washington Street)

Lots 4 and 5 in Vajen’s Subdivision of Out Lot 70 in the City of Indianapolis, Indiana, as per plat thereof recorded in the Office of the Recorder of Marion County, Indiana in Plat Book 1, page 203, EXCEPTING THEREFROM 2 feet along the entire west side of said Lot 5.

Tax Parcel No.: 1012460

Parcel 19: (117 E. Market Street)

Part of Lot 1 in P.A. Davidson’s Guardian’s First Addition to the City of Indianapolis, as per plat thereof, recorded in Plat Book 2 Page 104, in the Recorder’s Office of Marion County, Indiana, more particularly described as follows, to-wit:

Beginning at the Northwest corner of said Lot 1; thence running South with the West line of said Lot, 157 feet and 10 inches to a point in the center line of the first alley North of Washington Street; thence running East along said center line of said alley 56 feet to a point; thence running North parallel to the West line of said Lot 1, 157.5 feet, more or less, to the North line of said Lot 1; thence running West along the North line of said Lot 1, 56 feet to the place of beginning. EXCEPT, however, a strip of ground 7-1/2 feet in width off the entire South end of above described real estate, taken for the opening and extension of the first alley North of Washington Street in Mortgage Record 627 Page 279, in the Office of the Recorder of Marion County, Indiana.

Tax Parcel No. 1080447

Parcel 20: (1042 & 1046 E. Market Street)

Lot numbered 6 and the West One-Half (1/2) of Lot numbered 5 in Dickson Place, an Addition to the City of Indianapolis, the plat of which is recorded in Plat Book 9 Page 46, in the Office of the Recorder of Marion County, Indiana.

Tax Parcel No.: 1039015

A-1-7

Parcel 21: (1048 & 1050 E. Market Street)

Lot numbered 4 and the East One-Half (1/2) of Lot numbered 5 in Dickson Place, an Addition to the City of Indianapolis, the plat of which is recorded in Plat Book 9 Page 46, in the Office of the Recorder of Marion County, Indiana.

Tax Parcel No.: 1032116

Parcel 22: (1024 & 1000 E. Market)

PARCEL I: (1024 E.Market)

A portion of Out Lot 61 of the Donation Lands of the Town, now City of Indianapolis, as laid out under direction of the State of Indiana, to-wit:

Beginning at a point upon and along the North line of Market Street, in the City of Indianapolis, 100 feet West of the intersection of the East line of said Donation Lands, as aforesaid and said North line of said Market Street; thence North parallel to the East line of said Donation Lands 60 feet to a point; thence West parallel to the said North line of said Market Street 100 feet to a point; thence South parallel to the said East line of said Donation Lands 60 feet to a point; thence East upon and along the said North line of said Market Street 100 feet to the Place of Beginning.

ALSO:

A portion of Out Lot 61 of the Donation Lands of the Town, now City of Indianapolis, as laid out under direction of the State of Indiana, to-wit:

Commencing at a point in the East Donation line of the City of Indianapolis 250 feet North of the intersection of East Market Street and said East Donation line; thence running North 60 feet to a point in the South line of the first alley South of the East Ohio Street in said City; thence running West 200 feet along the South side of said alley to a point; thence South parallel with the East Donation line 310 feet to a point in the North side of East Market Street; thence East along and upon the North side of said East Market Street 100 feet to a point; thence North parallel with said East Donation line 250 feet to a point; thence East 100 feet to the Place of Beginning.

EXCEPT a portion of Out Lot 61 of the Donation Lands of the Town, now City of Indianapolis, as laid out under direction of the State of Indiana, to-wit:

Beginning at a point upon and along the North line of Market Street in the City of Indianapolis, 100 feet West of the intersection of the East line of said Donation Lands as aforesaid and said North line of said Market Street; thence North parallel with the East line of said Donation Lands 60 feet to a point; thence West parallel to the said North line of said Market Street 100 feet to a point; thence South parallel to the said East line of said Donation Lands 60 feet to a point; thence East upon and along the said North line of said Market Street 100 feet to the Place of Beginning.

Tax Parcel No.: 1008412

PARCEL II: (1000 E.Market)

A-1-8

Part of Out Lot 61 in the City of Indianapolis, more particularly described as follows:

Beginning at a point in the East line of the Donation Lands of the City of Indianapolis, 150 feet North of the intersection of said line with the North line of Market Street and from said point of beginning running thence North on and along said donation line 100 feet more or less to be the North line of the property acquired by Berkshire Life Insurance Company by deed of John T. Presealy, Sheriff of Marion County, Indiana, dated December 18, 1878, recorded in the deeds record town lots 120 at page 250 in the Recorder’s office of Marion County, Indiana, made and executed by the virtue of proceedings in Cause No. 20332 in the Superior Court of Marion County; thence West along said North line 100 feet; thence South parallel with the said donation line 100 feet; thence East 100 feet to the Place of Beginning.

Tax Parcel No. 1100625

Parcel 23: (118 Herman Street)

Parts of Lots Eight (8) and Nine (9) in Elijah S. AIvord’s Subdivision of the middle part of Out Lot Sixty-one (61) in the City of Indianapolis, recorded in Plat Book 3, Page 78, in the Office of the Recorder of Marion County, Indiana, more particularly described as follows to-wit:

Beginning on the South line of said Lot No. 8 a distance of 135 feet and six inches East of the Southwest corner of said Lot 8, and of Winston Street, now Pine Street, thence East on the South line of said Lot 8 to the Southeast corner thereof, thence North on the East line of said Lot 8 and 9 to a point in said East line that is 6 feet North of the Southeast corner of said Lot 9, thence West parallel with the South line of said Lot 9 to a point that is 135 feet and 6 inches East of Pine Street, and the West line of said Lot 9, thence South 51 feet, more or less, to the place of beginning.

EXCEPTING THEREFROM that part of the above-described real estate conveyed to Greg Lewis by Deed dated August 18, 2003 and recorded in Instrument No. 2003-0186375, described as follows:

Parts of Lots Eight (8) and Nine (9) in Elijah S. Alvord’s Subdivision of the middle part of Out Lot Sixty-One (61) in the City of Indianapolis, recorded in Plat Book 3, Page 78 in the Office of the Recorder of Marion County, Indiana, more particularly described as follows to-wit:

19.36 feet of the North end of 118.15 feet of the East side of Lot 8 and 6 feet of the South side of 118.15 feet of the East end of Lot 9.

Tax Parcel No.: 1031474

Parcel 24: (124 Herman Street)

Parts of Lots Eight (8) and Nine (9) in Elijah S. Alvord’s Subdivision of the middle part of Out Lot Sixty-One (61) in the City of Indianapolis, recorded in Plat Book 3, Page 78 in the Office of the Recorder of Marion County, Indiana, more particularly described as follows to-wit:

19.36 feet of the North end of 118.15 feet of the East side of Lot 8 and 6 feet of the South side of 118.15 feet of the East end of Lot 9.

Tax Parcel No.: 1102975

Parcel 25: (902 E. Market Street)

Lots 1, 2, 3, 4, and 5 in Elijah S. Alvord’s Subdivision of the middle part of Out Lot 61 of the Donation Lands of the City of Indianapolis, the plat of which is recorded in Plat Book 3, page 78 in the Office of the Recorder of Marion County, Indiana.

A-1-9

EXCEPT therefrom that part conveyed to the Consolidated City of Indianapolis, Marion County, Indiana by Warranty Deed recorded October 17, 2007 as Instrument No. 2007-149193, described as follows:

A part of Lot 1 in Alvord’s Subdivision of part of Out Lot 61 of the Donation Lands of the City of Indianapolis, the plat of which is recorded in Plat Book 3, page 78 in the Office of the Recorder of Marion County, Indiana, and being that part of the grantor’s land lying within the right-of-way lines depicted on the attached Right-of-Way Parcel Plat marked Exhibit “B” described as follows: Beginning at the northwest corner of said Lot 1; thence South 88 degrees 07 minutes 07 seconds East 9.04 feet along the north line of said Lot to point “333” designated on said Plat; thence South 40 degrees 37 minutes 30 seconds West 14.50 feet to the west line of said Lot and point “334” designated on said Plat; thence North 2 degrees 04 minutes 02 seconds East 11.31 feet along said west line to the point of beginning and containing 51 square feet, more or less.

Tax Parcel No.: 1082283

Parcel 26: (903 E.Ohio Street)

Parcel I:

Lots 11, 12, 13, part of Lots 10, 14, 15 and 16 and the vacated alley lying south of and adjacent to said Lots 11, 12, 13 and part of 14 in Elijah S. Alvord’s subdivision of part of Out Lot 61 of the Donations Lands of the City of Indianapolis, as per plat thereof recorded in Plat Book 3, page 78 in the Office of the Recorder of Marion County, Indiana, described as follows:

Beginning at the northeast corner of said Lot 11; thence South 00 degrees 00 minutes 00 seconds West (assumed basis of bearings), along the east line of said Lots 11 and 10, 198.80 feet; thence North 88 degrees 25 minutes 37 seconds West, along a line 33 feet south of and parallel with the north line of said Lot 10, 126.57 feet to a point on the east side of an existing building; thence North 01 degrees 47 minutes 15 seconds East 31.61 feet to an existing building corner; thence North 88 degrees 12 minutes 45 seconds West, along the north side of an existing building 19.51 feet to the southerly extension of the east side of an existing building; thence North 01 degrees 47 minutes 15 seconds East 108.09 feet to the intersection of the extension of said east side with the north side of said existing building; thence North 88 degrees 38 minutes 41 seconds West, along the north side of said existing building, 55.83 feet to the east side of an existing wall; thence North 02 degrees 03 minutes 41 seconds East, along the east side of said wall, 8.00 feet to the easterly extension of the south line of an existing building; thence North 87 degrees 57 minutes 36 seconds West 49.32 feet to the southwest corner of said building and the west line of said Lot 16; thence North 01 degrees 55 minutes 18 seconds East 50.76 feet to the northwest corner of said Lot 16; thence South 88 degrees 25 minutes 37 seconds East 244.88 feet to the point of beginning and containing 33,603 square feet, more or less.

Parcel II:

Together with a non-exclusive easement for ingress and egress and maintenance as created and granted in that certain Ingress and Egress Easement and Maintenance Agreement dated February 23, 2011 and recorded March 14, 2011 as Instrument No. 201100024085.

Tax Parcels : (Parent Parcels - 1026524, 1026523, 1026525, 1039401, 1062678, 1075038, 1076061, 1029189) New Parcel No. for 2012 pay 2013 - 1105048.

A-1-10

EXHIBIT B

BILL OF SALE AND ASSIGNMENT

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged,                                 , a                                 (“Seller”), hereby assigns, sells and conveys to ANGIE’S LIST, INC., a Delaware corporation, having an address at 1030 East Washington Street, Indianapolis, Indiana 46202 (“Purchaser”), all of Seller’s right, title and interest in and to, and obligations under or related to, the following (collectively, the “Conveyed Property”):

1. Any tangible personal property and equipment owned by Seller and located at the real property legally described on Exhibit A attached hereto and incorporated herein (the “Real Property”) and made a part hereof by this reference and which tangible personal property and equipment is specifically identified in Exhibit “B” attached hereto and incorporated herein (collectively, the “Personal Property”).

2. All assignable plans and specifications and other architectural and engineering drawings for the Real Property to the extent in Seller’s possession (“Plans and Specifications”); all assignable warranties or guaranties given or made in respect of the Real Property or Personal Property (“Warranties”); and all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Real Property (“Licenses and Permits”).

Subject to the representations and warranties of Seller in that certain Purchase and Sale Agreement dated effective as of November 1, 2012, which survive for a period of twelve (12) months from the date hereof), Purchaser, by its acceptance of this Bill of Sale and Assignment, assumes and accepts the assignment of the Conveyed Property as aforesaid, on an “AS IS, WHERE IS” basis, and “WITH ALL FAULTS.” Seller hereby covenants that it holds title to the Conveyed Property and has the right to convey the same to Purchaser.

This Bill of Sale and Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale and Assignment as of            , 2012.

SELLER:	[ ]
By:
Name:
Title:

EXHIBIT A

EXHIBIT B

EXHIBIT C

LIMITED WARRANTY DEED

THIS INDENTURE WITNESSETH, that                                 , an Indiana                                 (“Grantor”) organized and existing under the laws of the State of Indiana, BARGAINS, SELLS AND CONVEYS to                                 , a                                 (“Grantee”), for the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, the real estate in Marion County, in the State of Indiana, as legally described in Exhibit A attached hereto and made a part hereof (collectively, the “Real Estate”)

SUBJECT TO those matters listed in Exhibit B attached hereto and made a part hereof.

Grantor, as Grantor’s sole warranty herein, warrants to Grantee and Grantee’s successors and assigns, that the Real Estate is free of any encumbrance made or suffered by Grantor except as set forth in Exhibit B, and that Grantor shall forever defend title to the Real Estate (subject, however, to the foregoing exceptions) against the lawful claims of all persons claiming title to the Real Estate by, through or under Grantor, but none other.

The undersigned person executing this deed on behalf of Grantor represents and certifies that he is a duly elected officer of                                 , a                                 and has been fully empowered to execute and deliver this deed; that Grantor has full organizational capacity to convey the Real Estate and that all necessary action for the making of such conveyance has been taken and done.

IN WITNESS WHEREOF, Grantor has executed this deed this             day of             , 2012.

By:
Printed:
Title:

STATE OF INDIANA	)
	)	SS:
COUNTY OF MARION	)

Before me, a Notary Public in and for said County and State, personally appeared                                 , the                                  of                                  who acknowledged the execution of the foregoing Limited Warranty Deed, and who, having been duly sworn, stated that the representations therein contained are true.

Witness my hand and Notarial Seal this              day of ,              2012.

Signature
Printed
Notary Public

My commission expires:

Resident of              County, Indiana.

Send Tax Bills to:

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law.

This instrument was prepared by

EXHIBITS TO LIMITED WARRANTY DEED

EXHIBIT A

[H. I. LEGAL DESCRIPTIONS OF REAL ESTATE]

EXHIBIT B

[H. I. PERMITTED TITLE EXCEPTIONS]

EXHIBIT D

LIST OF PERSONAL PROPERTY

NONE

D-1

EXHIBIT E

REASSIGNMENT OF PROJECT AGREEMENT

THIS REASSIGNMENT OF PROJECT AGREEMENT (the “Assignment”) is made as of the          day of November, 2012 (the “Effective Date”), by and between HENRY AMALGAMATED II, LLC, an Indiana limited liability company (“Assignor”), and ANGIE’S LIST, INC., a Delaware corporation (“Assignee”).

RECITALS:

A. Assignee was a party to that certain Project Agreement dated October, 2011, with the Consolidated City of Indianapolis (the “City”), a copy of which is attached hereto as Exhibit A (the “Project Agreement”).

B. On or about March 26, 2012 (the “Assignment Date”), Assignee, as assignor, and Assignor, as assignee, entered into that certain Assignment Agreement, a copy of which is attached hereto as Exhibit B (the “Assignment Agreement”) for the purpose of assigning the Project Agreement and any of Assignee’s rights or obligations under the Project Agreement to Assignor as the then current owner of the properties benefitted by the Project Agreement (collectively, the “Project Property”).

C. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Project Agreement, as amended by the Assignment Agreement (such Project Agreement, as amended by the Assignment Agreement, is herein referred to as the “Amended Project Agreement”).

D. Assignor and Henry Amalgamated, LLC (collectively, the “Seller”) and Assignee, as purchaser (the “Purchaser”) have entered into that certain Purchase and Sale Agreement dated as of November 8, 2012 (the “Sale Agreement”) for the sale and purchase of the Project Property and other properties owned by Seller (collectively, the “Property”).

E. Seller and Purchaser agreed in the Sale Agreement that Assignor would assign all of its rights in the Amended Project Agreement to Assignee on the date Seller and Purchaser close on the sale and purchase of the Property under the Sale Agreement.

F. Concurrently herewith, Seller and Purchaser have closed on the sale and purchase of the Property and accordingly, Assignor and Assignee now desire, in fulfillment of one of the conditions set forth in the Sale Agreement, to assign Assignor’s rights under the Amended Project Agreement to Assignee, on the terms and conditions that follow below.

AGREEMENT:

NOW, THEREFORE, in consideration of the above, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of Assignor and Assignee, Assignor and Assignee hereto agree as follows:

1. Recitals and Definitions.

The above and foregoing Recitals are incorporated herein and made a part of this Assignment as if fully set forth herein. Terms used herein that are not otherwise defined shall have the same meanings as set forth in the Amended Project Agreement.

2. Assignment.

As of the Effective Date, Assignor assigns, transfers, sets over and conveys to the Assignee all of Assignor’s right, title and interest in the Amended Project Agreement and any and all benefits derived or to be derived from the Amended Project Agreement Assignor hereby assigns, and Assignee does hereby accept and assume, the obligations assumed by Assignor pursuant to the Amended Project Agreement, but not the obligations of Assignor that occurred between the Assignment Date and the Effective Date.

3. Intentionally Omitted.

4. Indemnification.

(a)	Assignor hereby agrees to indemnify and hold harmless Assignee and its subsidiaries and their respective shareholders, officers, directors, agents and representatives from any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) arising from or relating to Assignor’s failure to observe and comply with any of its obligations under the Amended Project Agreement with respect to any matter occurring on and after the Assignment Date and prior to the Effective Date.

(b)	Assignee hereby agrees to indemnify and hold harmless Assignor and its subsidiaries and their respective members, managers, officers, agents and representatives from any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) arising from or relating to Assignee’s failure to observe and comply with any obligations under the Amended Project Agreement with respect to any matter or time period occurring on or after to the Effective Date.

5. Payment of Fees to Ginovus.

Assignor hereby represents and warrants that Assignor, as one of Assignor’s Obligations, has paid Ginovus in full all fees related to the TIF Funds, as contemplated by the Assignment Agreement.

6. Further Assurances.

Each party hereto agrees that from time to time and at all times hereafter, at the request and cost of the other party, to execute such further documents or perform such further acts as may be reasonably required for the purposes of carrying out the parties’ intention hereunder. Assignee shall cooperate with Assignor in Assignor’s efforts to secure a release from the City as to any of Assignor’s obligations under the Amended Project Agreement.

7. Counterparts.

This Assignment may be executed in several counterparts, each of which will be deemed an original for all purposes.

8. Binding Effect.

Subject to further provisions of this Assignment, the terms and provisions of this Assignment will be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

9. Governing Law and Dispute Resolution.

This Assignment shall be governed and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws provisions. In the event any legal action becomes necessary to enforce or interpret the terms of this Assignment, the parties agree that such action will be brought in the state or federal courts of Marion County, and the parties hereby submit to the jurisdiction of said courts. Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.

10. Severability.

The invalidity, illegality, or unenforceability of any one or more of the provisions of this Assignment shall not affect the validity, legality, or enforceability of the remaining provisions.

11. Headings.

The headings of the recitals, sections, and paragraphs used in this Assignment are for convenience only and shall not be read or construed to affect the meaning or construction of any provision.

12. Entire Agreement.

This Assignment and the Sale Agreement constitute the entire agreement by and between Assignor and Assignee and supersede all prior agreements, written or verbal, between Assignor and Assignee regarding the reassignment of the Amended Project Agreement. No statements, promises or agreements, in writing or verbally, in conflict with the terms of this Assignment (the Sale Agreement excepted), have been made by the Assignor or Assignee that in any way modify, vary, alter, enlarge, or invalidate any of the provisions and obligations of this Assignment.

[The rest of this page is left intentionally blank]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Reassignment of Project Agreement to be executed in their respective names by their duly authorized officers, members or managers, as applicable, all as of the Effective Date.

ASSIGNOR: HENRY AMALGAMATED II, LLC

By:

Printed:

Title:

ASSIGNEE: ANGIE’S LIST, INC.

By:

Printed:

Title:

EXHIBIT A

[H. I. PROJECT AGREEMENT]